Exhibit 10.13

OFFICE SPACE LEASE AGREEMENT

This Agreement is entered into as of the 1st day of February, 2007, between Osage energy Corporation (“the Lessee”) and Catalyst Consulting Partners, LLC (“the Lessor”) for office space (the “Space”) currently occupied by Lessor located at 888 Prospect Street, Suite 210, La Jolla, CA 92037.

Lessee agrees to pay $500.00 per month on the 1st day of each month for Space. Space shall be leased on a month-to-month basis and include the use of an office and conference room. Lessor is responsible for all utilities associated with Space.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

Osage Energy Corporation    Catalyst Consulting Partners, LLC

By:_______________________   By:____________________
Its: President & CEO